Exhibit 99.1

October 22, 2015

Dear Fellow Shareholder,

As investors, we spend much of our day comparing things — examining balances, inspecting returns — asking ourselves what changed, and why.

There is, however, one aspect of investing we value most: Consistency.

Consistency reassures us and repels uncertainty. It is also one of Prime Meridian’s strengths.

Our team has established and maintained an approach to client service, operations and prospecting that continues to yield the consistent, positive results described below. From retail and mortgage origination to management and operations, our team is centered and performing well.

We value Culture. A company’s culture is one of the best indicators of how it responds to challenges and opportunities. Our culture — driven by core principles that include passion, grace and integrity — is part of everything we do.

Our team members live it. Our clients sense it. And, in September, we were recognized for it.

American Banker magazine named Prime Meridian Bank (#12) as one of the nation’s Best Banks to Work For. Not locally — nationally.

Why? Prime Meridian fosters a culture of doing things right — doing things with integrity and accountability. A better work environment means happier employees.

We value Community. This quarter, Prime Meridian expanded its support, financial and otherwise, of youth programs, the arts and the elderly:

•	Warner Soccer and Tallahassee Tottenham Soccer Leagues;

•	Winthrop Park Youth Baseball;

•	Boys and Girls Clubs of the Big Bend;

•	Tallahassee’s Opening Nights Season Announcement Party;

•	Builders Care (an extension of the Tallahassee Builder Association)

Additionally, to counter this summer’s rash of troubling incidents that resulted in attacks on police and first responders, Prime Meridian initiated a campaign of daily radio messages encouraging listeners, “today, and every day, [to] thank a First Responder.”

Operationally, the first phase of the Bank’s expansion into Wakulla County is complete. We wasted no time getting the Crawfordville Branch up and running. From inception to approval to a mid-September opening took less than six months.

Prime Meridian Holding Company • P.O. Box 13629 • Tallahassee, Florida 32317

Phone 850.907.2301 • Fax 850.907.2932

The Branch (2201 Crawfordville Highway) offers a broad range of banking services including checking and deposit accounts, mortgage and commercial loans, merchant services, online banking, instant debit cards, remote deposit and a SmartATM. It has yielded nearly $10MM in deposits as of the end of the quarter.

Also in the third quarter, Prime Meridian Holding Company (the “Company”) commenced trading on the OTCQX exchange under the symbol “PMHG.” The move allows us to engage with existing shareholders and attract new investors, providing additional liquidity as the Bank grows. For more please visit www.otcmarkets.com.

The Numbers

We are pleased to report the Company’s third quarter results for the quarter ended September 30, 2015. The Company realized net earnings of $378,000, or $0.19 per basic and diluted share, for the quarter ended September 30, 2015, compared to net earnings of $295,000 or $0.17 per basic and diluted share, for the quarter ended September 30, 2014.

For the first nine months of 2015, the Company reported net earnings of $1,203,000 or $0.62 per basic and $0.61 per diluted share, compared to $460,000 or $0.28 per basic and $0.27 per diluted share for the same period a year ago. The increase in earnings for both periods has primarily been driven by higher loan balances and increased mortgage banking revenue as well as a lower loan loss provision in 2015.

Earnings Summary

Net interest income increased $259,000, or 13.5%, to $2.2 million, when comparing the third quarter of 2015 to the third quarter of 2014. For the nine month period ending September 30, 2015, net interest income increased $891,000, or 16.5%, to $6.3 million over the same period in 2014. This growth can be attributed mostly to increased loan production and prudent interest expense management.

Average loan balances increased from $131.6 million for the nine months ended September 30, 2014 to $165.3 million for the nine months ended September 30, 2015 as our relationship managers continue to seek out desirable loan opportunities from both our existing client base and new prospects. Noninterest income has also increased year over year from $511,000 for the nine months ended September 30, 2014 to $726,000 for the nine months ended September 30, 2015, a 42.1% increase. Most of this growth came from mortgage banking revenue as we continue to see strong interest in this sector.

Financial Condition

As of September 30, 2015, total assets were $244.7 million, with total deposits measuring $214.4 million. This compares to $210.4 million in total assets and $184.0 million in total deposits at December 31, 2014.

The Bank remains “well capitalized” with the Company having total capital of $24.3 million at September 30, 2015 and a book value of $12.51 per share.

Prime Meridian Holding Company • P.O. Box 13629 • Tallahassee, Florida 32317

Phone 850.907.2301 • Fax 850.907.2932

As of September 30, 2015, the Company’s condensed consolidated balance sheet was as follows:

Condensed Consolidated Balance Sheet

As of September 30, 2015

Dollars in Thousands

ASSETS		LIABILITIES AND STOCKHOLDERS’ EQUITY
Cash & Investments	$57,810	Deposits	$214,373
Net Loans	177,471	Other Liabilities	6,032

Loan Held for Sale	2,034	Total Liabilities	220,405

Premises & Equipment	4,063	Stockholders’ Equity	24,331

Other Assets	3,358

Total Assets	$244,736	Total Liabilities & Stockholders’ Equity	$244,736

Complete SEC filings and other pertinent shareholder information may be found online at our Investor Relations website: http://investors.primemeridianbank.com.

In closing, we are proud of our year-to-date achievements in 2015 and optimistic about what the future holds. We thank you for your continued interest and investment.

Warm regards,

Sammie D. Dixon, Jr. CEO and President	Rick Weidner Chairman of the Board

This Shareholder Letter may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that reflect the Company’s current views with respect to, among other things, future events and financial performance. Words such as “may,” “could,” “should,” “would,” “believe,” “anticipate,” “estimate,” “expect,” “intend,” “plan,” “project,” “is confident that,” and similar expressions are intended to identify these forward-looking statements. Any forward-looking statements contained in this press release are based on the historical performance of the Company and its subsidiary or on the Company’s current plans, estimates and expectations. These forward-looking statements involve risk and uncertainty and a variety of factors could cause our actual results and experience to differ materially from the anticipated results or other expectations expressed in these forward-looking statements. Factors that could have a material adverse effect on our operations and the operations of our subsidiary, Prime Meridian Bank, include, but are not limited to various risks, uncertainties, and assumptions relating to the Company’s operations, financial results, financial condition, business prospects, growth strategy and liquidity. These factors should not be construed as exhaustive. A number of important factors could cause actual results to differ materially from those indicated by the forward-looking statements. Information on these factors can be found in the Company’s Form 10-K for the year ended December 31, 2014, and other reports and statements the Company has filed with Securities and Exchange Commission which are available at the SEC’s website (www.sec.gov). We do not have a policy of updating or revising forward-looking statements except as otherwise required by law, and silence by management over time should not be construed to mean that actual events are occurring as estimated in such forward-looking statements.

Prime Meridian Holding Company • P.O. Box 13629 • Tallahassee, Florida 32317

Phone 850.907.2301 • Fax 850.907.2932